CUSIP No. 876033408	EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned agree to the joint filing of Schedule 13D (including any and all amendments thereto) with respect to the shares of common stock of TapImmune Inc. The undersigned further agree and acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that it knows or has reason to believe that such information is inaccurate.

Eastern Capital Limited
05/16/2018 Date

/s/ Kenneth B. Dart Signature

Kenneth B. Dart, Director Name/Title

Portfolio Services Ltd.
05/16/2018 Date

/s/ Kenneth B. Dart Signature

Kenneth B. Dart, Director Name/Title

Kenneth B. Dart
05/16/2018 Date

/s/ Kenneth B. Dart Signature

Kenneth B. Dart Name/Title